                                  EXHIBIT 10.3

[NOTE: CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN MARKED TO INDICATE THAT CONFIDENTIALITY HAS BEEN REQUESTED FOR THIS CONFIDENTIAL INFORMATION. THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

                           PRINCETON VIDEO IMAGE, INC.

                            SYSTEM LICENSE AGREEMENT
                             DATA AND EXECUTION PAGE

         This Agreement is between the parties on behalf of which this Agreement has been executed below:

         PVI hereby grants a license to Licensee, subject to all the terms and conditions set forth in this Agreement and the Schedules attached, in the Territory and for the Licensed Event(s) described below:

Territory:     Republic of South Africa

Licensed Event(s): any commercial application (or use) consistent with Section 2.4, viable and/or feasible at present or during the term of this agreement, through or with, the use of L-VIS(TM) System, whether such use is television advertising (including all sorts of modifications or post productions, commercials, infomercials, etc.) or any application in sports, intended for its use or distribution in the Territory . For a major, internationally televised broadcast originating outside of the Territory, Licensee is granted a right of first refusal to work with PVI or another Third Party Licensee of PVI on such event to provide advertising for distribution in the Territory, on terms to be negotiated between the Licensee and PVI or another Third Party Licensee of PVI.

Term of License Grant: The Initial Term of the license is 5 years from the Commencement Date. The Term shall be extended automatically for an additional five year period at the end of the fifth year of the license term and at the end of every fifth year thereafter (assuming the original license term is extended)
(i) if, during each Term, the Licensee has not been in default of any term or provision of this Agreement or any other agreement with PVI and (ii) if Licensee has generated, on an aggregate basis, during the then just concluded five year period, the then applicable Minimum Revenue Split. It is also a requirement of any renewal of this Agreement that Licensee and PVI agree to set the Minimum Revenue Split for each extension period of this Agreement at least 60 days prior to the end of the initial term and any subsequent extension periods.

         Commencement Date: the date of execution of this Agreement.

         Expiration Date:   5 years from the Commencement Date, unless extended
                            as above.

Minimum Revenue Split: For the one year period commencing on the Commencement Date, the Minimum Revenue Split shall be [CONFIDENTIAL TREATMENT REQUESTED] in the aggregate and shall be non-refundable. For the five year period commencing on the Commencement Date, the Minimum Revenue Split shall [CONFIDENTIAL TREATMENT REQUESTED] in the aggregate. For purposes hereof, Minimum Revenue Split shall mean the sum of Quarterly Revenue Splits agreed to be paid by Licensee to PVI over the applicable period.

Territory Fee: [CONFIDENTIAL TREATMENT REQUESTED] payable upon delivery and successful completion of Initial Testing of the initial Unit ("Initial Territory Fee"). "Initial Testing" shall mean the delivery of the Unit to the Licensee and the first successful insertion of a graphic image into a videotape playback of a live sports broadcast for which the Unit's software was designed. In addition, commencing one year after the Commencement Date and on the first day of each month thereafter throughout the term of this Agreement, an additional Territory Fee equal to [CONFIDENTIAL TREATMENT REQUESTED] per month shall be payable by Licensee to PVI.

Equipment Fee: [CONFIDENTIAL TREATMENT REQUESTED], Initial Unit
               No Additional Units to be leased on Commencement Date.

Estimated Delivery Date for the Initial Unit:

Revenue Split Fraction: [CONFIDENTIAL TREATMENT REQUESTED]

         By having its duly authorized officer sign below, each party agrees to the terms of this Agreement and to all the terms and conditions contained in the attached schedules. No changes or deletions to this Agreement or any attached schedule will be effective unless approved in writing by PVI and Licensee.

PVI:
                                            LICENSEE:
Princeton Video Image, Inc.                 Sasani Limited
15 Princess Road                            2 Johannesburg Road
Lawrenceville, NJ 08648 U.S.A.              Highlands North Exit 6
                                            2192  Johannesburg, South Africa
Telephone: (609) 912-9400                   Telephone:  (27 11) 786 2360
Fax: (609) 912-0044                         Fax:  (21 11) 440 5132

By: /s/ Lawrence L. Epstein                 By: /s/  Franco Barocas
   -------------------------------             --------------------------------
   Name:  Lawrence L. Epstein               Name:  Franco Baroca
   Title: Vice President, Finance           Title: MD - ESPN Legends and Sasani
           Chief Financial Officer                    Sports
    Date: December 18, 1998                 Date:     January 19, 1999

                           PRINCETON VIDEO IMAGE, INC.
                            SYSTEM LICENSE AGREEMENT

                                   SCHEDULE A
                              TERMS AND CONDITIONS


1.       DEFINITIONS.

         In addition to the terms defined on the Data and Execution Page and elsewhere in this Agreement, the following terms shall have the following meanings:

         1.1_ "Additional Units" has the meaning assigned to it in Section 2.8.

         1.2_ "Advertiser" means any person for or on behalf of which an insertion of an Electronic Image is made by Licensee for consideration.

         1.3_ "Documentation" means all operator and user manuals, training materials, guides, specifications and other materials created or owned by PVI and provided to Licensee for use with the L-VIS(TM) System.

         1.4_ "Editing Agent" means any person that is responsible for actual manipulation of the L-VIS(TM) System in order to make insertions of Electronic Images.

         1.5_ "Electronic Image" means an image that is electronically inserted into telecasts through use of the L-VIS(TM) System.

         1.6_ "Equipment" means the computer hardware and other equipment included in the L-VIS(TM) System, all as set forth on Schedule B, annexed hereto.

         1.7_ "Equipment Fee" means the cost for each Unit. Licensee acknowledges that PVI's Equipment Fee as of the date of this Agreement are the amounts set forth in Exhibit C. Licensee acknowledges that PVI may revise the Equipment Fee for Additional Units every year during the term of this Agreement. The Equipment Fee will not increase more than 10% for a like Unit during the year.

         1.8_ "General Improvements" means all revisions, operational enhancements, updates, upgrades and other modifications to the software included in the L-VIS(TM) System from time to time, and the Equipment embodying same, that PVI may make or have made, from time to time, and that PVI shall make available to its licensees without charge (other than charges for the Equipment).

         1.9_ "Initial Unit" means the L-VIS(TM) System that PVI is licensing to Licensee effective upon the Commencement Date, pursuant to this Agreement.

         1.10_ "Licensed Event" means any and all applications described in the Licensing Data and Execution Page.

         1.11_ "L-VIS(TM) System" means the PVI product, including the Equipment, the Software and the Documentation, which allows real-time electronic insertion of Electronic Images into telecasts and, as may be possible in the future, into any other applications.

         1.12_ "Revenues" means all amounts paid by Third Parties, including Advertisers and advertising agencies, to or for the benefit of Licensee or Licensee's affiliates and received by the Licensee or its affiliates, related to any use of the Units licensed to Licensee hereunder, including, without limitation, advertising fees, premiums, user charges, revenue split, up-front payments and training fees. If advertising related to the use of the Units licensed to Licensee hereunder is sold in combination with other advertising services, all revenue received by Licensee or its affiliates shall be deemed to be Revenues unless PVI approves in writing, a specific allocation or formula which may be applied in connection therewith.

         1.13_ "Software" means the computer software, in object code form, included in the L-VIS(TM) System as of the date of the shipment of a Unit, and all General Improvements made subsequent to the date of this Agreement, if any.

         1.14_ "Term" means the period commencing on the Commencement Date and ending upon the Expiration Date.

         1.15_ "Third Party" means any person or company who or which is not a party nor affiliate of a party to this agreement.

         1.16_ "Trademarks" means all trademarks or trade names that PVI uses, from time to time, with respect to the L-VIS(TM) System.

         1.17_ "Unit" means one complete L-VIS(TM) System. "Units" means the Initial Unit and the Additional Units (as defined herein), if any, collectively.

2.       LICENSE AND LEASE GRANTS

         2.1_ Grant of L-VIS(TM) System License. Subject to the terms and conditions set forth in this Agreement, PVI hereby grants to Licensee an exclusive, non-transferable license to use the Software and Equipment, and any technology or know-how that is owned or controlled by PVI and is necessary or useful for the exploitation thereof, solely for combined use as an L-VIS(TM) System and solely in connection with any application of Licensed Events within the Territory during the Term.

         2.2_ Reservation of Rights. All rights and licenses not expressly granted in Section 2.1 hereof are expressly reserved by PVI.

         2.3_ Restrictions on Use. In addition to other restrictions and limitations which may be imposed by the Agreement: Licensee shall not:

                  (1) (i) make or distribute to others copies of the Software or the Documentation; (ii) modify, adapt, merge, translate, decode, reverse engineer, decompile, disassemble or create derivative works based upon the Software, the Documentation, the Equipment or any other part of the L-VIS(TM) System; (iii) use the L-VIS(TM) System or any part thereof in the construction, development, maintenance, running or execution of any application other than the Software; or (iv) market the Software, the Equipment or the L-VIS(TM) System, or any part thereof, other than expressly in connection with the insertion of Electronic Images into telecasts of Licensed Events.

                  (2) Unless agreed to in advance in writing by PVI, Licensee shall not: (i) sublicense, lease, sell, assign, rent or otherwise transfer to others, or otherwise dispose of, the Software, the Documentation, the Equipment or any other part of the L-VIS(TM) System (provided however, that this shall not restrict the right of the Licensee to facilitate the use of the L-VIS(TM) System to its customers or any Editing Agent within the scope set forth in Section 2.5(3) of this Agreement); (ii) use the L-VIS(TM) System for any purpose other than in connection with Licensed Events within the Territory; or (iii) transfer, assign, relicense or otherwise dispose of any of its rights under this Agreement (except for "Permitted Assigns", defined as corporations or partnerships which are affiliates, controlled by or which exercise control on, the Licensee.) No transfer, assignment, relicense or other disposition of any rights hereunder to any Permitted Assign shall be effective or recognized unless and until such Permitted Assign agrees to be bound by all terms and provisions of this Agreement as if it were the original Licensee hereunder.

         2.4_ Compliance with PVI's Standards.

                  (1) Licensee acknowledges that any use of the L-VIS(TM) System in violation of applicable law and commonly recognized community or industry standards would cause severe and irreparable injury to PVI's reputation and legitimate business interests and that, as a result, PVI must exercise control over standards and guidelines for use of the L-VIS(TM) System. Therefore, notwithstanding anything in this Agreement to the contrary, Licensee shall not, and it shall not allow any Editing Agent or customer to, use the L-VIS(TM) System in any manner inconsistent with applicable law and commonly recognized community or industry standards, or in a manner that has not been approved by the rights holders, sponsors, advertisers and broadcasters of such Licensed Event.

                  (2) In furtherance of, and not in limitation of, Licensee's obligations under Section 7.4, during the Term and for three years thereafter, Licensee shall maintain, at its sole cost and expense, advertising injury insurance (or its equivalent in the Territory) with such coverage and much limits as are customarily maintained by television advertisers in the Territory. Such insurance shall designate PVI as an additional insured. Upon request, Licensee shall provide PVI with copies of all such policies and amendments thereto.

         2.5_ Obligations of Licensee.

                  (1) Licensee will be solely responsible for selling Electronic Images for all Licensed Events, and during the Term, Licensee shall use all reasonable and diligent commercial efforts to do so and to maximize the economic return therefrom.

                  (2) Licensee shall be responsible for negotiating, directly or through third parties, any arrangements with rights holders needed to enable Licensee to use the L-VIS(TM) System as contemplated in this Agreement, including, without limitation, obtaining any and all required rights and permissions ("Required Permissions").

                  (3) It is understood that Licensee may have arrangements with one or more Editing Agents for the Licensed Events. Notwithstanding anything to the contrary herein, the license rights granted by PVI to Licensee to use the L-VIS(TM) System hereunder shall be extended to such customers and/or Editing Agents solely for their use in connection with the Licensed Events, provided that Licensee shall first receive from each customer and/or Editing Agent a written, enforceable undertaking by such customer and/or Editing Agent to comply with the provisions of Sections 2.4(1) and 5 hereof. Licensee shall directly oversee the training of all customers and/or Editing Agents, and ensure that all such Editing agents have completed such training and are competent to operate the L-VIS(TM) system in a workmanlike manner and in accordance with the terms and conditions of this Agreement.

                  (4) Except as otherwise set forth herein, Licensee will maintain complete editorial control over the use of the L-VIS(TM) System in connection with the Licensed Events, including the right to determine the location, content and appearance of Electronic Images.

         2.6_ Inspection Right. PVI shall have the right to inspect, at its own expense, all sites where the L-VIS(TM) System is being used pursuant to this Agreement for all reasonable purposes, including, without limitation, assuring itself of Licensee's observance and compliance with the terms hereof.

         2.7_ Incidental Telecasts Outside Territory. The parties acknowledge that television telecasts cannot be made to conform exactly to geographic boundaries. As a result, (i) Licensee's use, in good faith, of the L-VIS(TM) System pursuant to the license granted in Section 2.1 above may result in the telecast in geographic areas outside, but in close proximity to, the Territory of Electronic Images inserted in connection with such use, and (ii) use, in good faith, of the L-VIS(TM) System pursuant to licenses granted by PVI to others ("Third Party Licensees") in geographic areas outside the Territory may result in the telecast in the Territory of Electronic Images inserted in connection with such use. No such incidental telecast outside the Territory pursuant to this license shall constitute a breach of any obligation of Licensee under this Agreement, and Licensee shall not be required to make any payment to or otherwise compensate PVI or any Third Party Licensee on account thereof. Likewise, no such incidental telecast in the Territory pursuant to licenses granted to Third Party Licensees shall constitute a breach of any obligation of PVI under this Agreement, and Licensee shall not be entitled to any payment or other compensation from PVI or any Third Party Licensee on account thereof.

         2.8_ Lease of Equipment; Additional Units.

                  (1) Subject to the terms and conditions set forth in this Agreement, PVI hereby leases to Licensee the Equipment which embodies the Initial Unit solely for use in conjunction with its use of the L-VIS(TM) System and solely in connection with the telecast of Licensed Events within the Territory during the Term. The Equipment that comprises the Initial Unit will be described and identified by serial number on Schedule B annexed hereto.

                  (2) During the Term and so long as Licensee is not in default under any of the terms or conditions of this Agreement, Licensee may request, from time to time, that PVI license to Licensee additional Units, provided that Licensee can demonstrate a commercially reasonable need for such additional Units. Such request shall be made in writing, shall set forth the specific manner in which Licensee intends to use such additional Units and shall specify the number of, and the Delivery Location for, the additional Units that Licensee seeks to lease. To the extent that, in PVI's sole discretion, Licensee has demonstrated a commercially reasonable need for such additional Units, PVI shall use all reasonable efforts to provide Licensee with the number of additional Units that Licensee requests, provided that PVI's failure to provide any or all such additional Units shall not constitute default under this Agreement. Promptly after receiving such a request, PVI shall provide Licensee with written notice of the number, if any, of additional Units that PVI will deliver (such additional Units, the "Additional Units") and the estimated date of such delivery. Delivery of Additional Units shall be made in accordance with Section
2.9. Additional Schedules B shall be executed by the parties, from time to time, for all Additional Units delivered to Licensee pursuant to this Section 2.8(2).


                  (3) Within 30 days following the end of each year during the term of this Agreement, PVI shall establish the Equipment Fee for all Additional Units to be leased during the then current year period.

                  (4) At the end of each five year period during the term of this Agreement, PVI shall refurbish the Initial Unit then leased to Licensee at no charge to Licensee, provided that the Term is extended as described on the Data and Execution Page.

         2.9_ Delivery of Unit(s).

                  (1) PVI shall use all reasonable efforts to deliver the Initial Unit by the Estimated Delivery Date. In connection with the delivery of any Additional Units, PVI shall provide Licensee with delivery of such Units within 90 days of their being paid for. PVI shall deliver the Initial Unit and any Additional Unit(s) to Licensee at the Delivery Location designated therefore on the applicable, delivery F.O.B. PVI's facility, Lawrenceville, New Jersey, USA. Licensee shall be responsible for all freight expenses and import and export duties and taxes assessed relating to such shipments and shall bear all risk of loss or damage in connection with such shipments.

                  (2) Upon delivery of the Initial Unit or the Additional Unit(s), as the case may be, to Licensee, Licensee shall assume all risks of loss, theft, destruction of, and damage to the Unit(s) so delivered. Licensee shall, at its expense, maintain All Risk Physical Damage insurance (or its equivalent in each country in the Territory) on the Equipment with coverage limits of at least 125% of the Equipment Fee per Unit, and the proceeds of such coverage, in the event of loss or damage, shall be applied, at PVI's option, to the repair or replacement of the Equipment affected. Licensee shall provide evidence of such insurance to PVI from time to time as PVI may request. PVI shall be named as an additional insured under such insurance policy(ies). Notwithstanding the preceding sentence, Licensee shall be responsible for any loss or damage to the Equipment from any cause whatsoever not covered by such insurance and shall indemnify and hold PVI harmless from any such losses or damages.

         2.10_ Training.

         (1) Prior to the delivery of the Initial Unit and any Additional Units, PVI shall provide up to 10 days of training in the use and operation of the L-VIS(TM) System for up to three members, in the case of the Initial Unit, and one member, in the case of each Additional Unit, of Licensee's technical staff. All such training shall be designed to assure proper operation of the L-VIS(TM) System by Licensee. Such training shall be at dates mutually agreed upon and provided at PVI's offices in Lawrenceville, New Jersey (unless otherwise agreed upon). PVI shall provide such training at no additional cost to Licensee, except that Licensee shall be responsible for all travel, meal and lodging expenses of any Licensee personnel who travel in connection with such training.

         (2) In addition, for not more than 30 days following each delivery of a Unit, PVI shall make one of its representatives available to Licensee at a single location to provide technical assistance in connection with the installation and operation of such Unit. PVI shall provide such assistance at no additional cost to Licensee, except that Licensee shall be responsible for all expenses incurred by the PVI representative for travel, meals and lodging in connection with providing such assistance.

         2.11_ Support.

         (1) Licensee, at its sole expense, shall maintain the Unit(s) in good operating condition. PVI shall make its technical personnel available during PVI's normal business hours for telephone consultations with Licensee's technical staff at no charge. In the event that on-site technical support is required by Licensee during the Term (other than the training contemplated by Section 2.10 above), PVI shall provide such support at PVI's then current charges for such services, and Licensee shall reimburse PVI for all expenses of PVI's personnel for travel, meals and lodging incurred in connection with providing such services.

         (2) At Licensee's request, PVI shall use reasonable efforts to make its technical personnel available to Licensee, at no charge to Licensee, during non-business hours for emergency telephone consultations during any telecast of a Licensed Event.

         2.12_ Ownership.

         (1) Licensee acknowledges and agrees that PVI owns the L-VIS(TM) System, including all of the Software, Equipment and Documentation, and all copies thereof, all updates and modifications thereto (whether made by or on behalf of PVI or Licensee) and all right, title and interest in and to all patents, patent rights, copyrights, Trademarks, service marks, trade secrets and confidential or proprietary information relating thereto. Licensee acknowledges that, by virtue of this Agreement, Licensee does not have, and will not obtain, any right, title or other proprietary interest in or to any of the foregoing.

         (2) During the Term, if PVI supplies Licensee with labels, plates or other markings stating that the Equipment is owned by PVI, Licensee shall affix and keep the same affixed in a prominent place on the Equipment. Licensee shall, at Licensee's sole cost and expense, execute and file all statements or instruments and take all other reasonable actions required or permitted under applicable law in the Territory (or requested by PVI) to provide public notice of, and protect PVI's interest in, the Equipment, including, without limitation, against the rights or claims of landlords and others. In furtherance of the foregoing, Licensee hereby grants PVI the right to execute and file such statements or instruments and take such other related actions, all in Licensee's name. Licensee shall, at all times keep the Equipment free from any legal process or encumbrance whatsoever, including, without limitation, liens, attachments, levies and executions, and shall give PVI immediate written notice thereof and shall indemnify PVI from any loss caused thereby.

         (3) The Equipment is, and at all times be and remain, personal property notwithstanding that the Equipment or any part thereof may now be, or hereafter become, in any manner affixed or attached to real property or any improvements thereon.

         (4) PVI agrees that it shall not voluntarily create or allow or allow to be created a lien or encumbrance on the Equipment unless such lienholder is advised of the lease of the Equipment pursuant to this Agreement, and such lien against the Equipment is subject and subordinate to the lease of the Equipment to Licensee.

         2.13_ Improvements.

         (1) PVI shall list, on its secure Internet website, all General Improvements from time to time developed with respect to the Equipment. Thereafter, from time to time as soon as commercially available and as requested by Licensee, PVI shall promptly deliver to Licensee, and provide one member of Licensee's technical staff with necessary training concerning, any General Improvements that exist during the Term. Licensee acknowledges and agrees that PVI shall not be obligated to create any General Improvements. PVI shall provide General Improvements to Licensee without charge, except that Licensee shall reimburse PVI for its actual cost of the Equipment embodying such General Improvements, if any, and for the cost of shipment of such Equipment prior to PVI's shipment thereof. Licensee shall be responsible for any taxes or fees, if any, associated with the import of the Equipment into the Territory.

         (2) The parties shall execute and annex additional Schedule B's, if necessary, to reflect any Equipment delivered to Licensee pursuant to this
Section 2.13.

         2.14_ Grant of Trademark License.

         (1) Subject to the terms and conditions set forth in this Agreement, PVI hereby grants to Licensee an exclusive, non-transferable license to use the Trademarks in the Territory connection with Licensee's exploitation of the L-VIS(TM) System under the license granted hereby.

         (2) Licensee shall use the Trademarks only in such form and manner as shall be approved from time to time in writing by PVI, including, without limitation, the identification of PVI as the owner of such Trademarks. Notwithstanding the foregoing, Licensee shall not use the Trademarks in any manner that may jeopardize the significance, distinctiveness or validity thereof. All of Licensee's uses of the Trademark shall inure to the benefit of PVI. Licensee shall not use the Trademarks in combination with any other trademark, trade name or logo of its own or of any third party to create a composite trademark or logo, without the prior written consent of PVI. If Licensee becomes aware of any infringement of the rights of PVI in the Trademarks in the Territory, Licensee will promptly notify PVI in writing and may (but shall not be so obligated) join and assist PVI, at PVI's sole cost and expense if such assistance is required, in taking steps as PVI may reasonably request for the protection of PVI's Trademark rights.

                  (3) PVI makes no warranty with regard to the validity of the Trademarks or the registration thereof.

3.       TERRITORY FEE; REVENUE SPLIT; PAYMENTS

         3.1_ Territory Fee. In partial consideration of the licenses and rights granted by PVI to Licensee hereunder, Licensee shall pay PVI the Initial Territory Fee indicated on the execution of this Agreement and at other times specifically set forth on the Data and Execution Page of this Agreement. Payment of the Territory Fee shall be non-refundable.

         3.2_ Equipment Fee. Licensee shall pay PVI a one-time Equipment Fee with respect to Units licensed to Licensee. The Equipment Fee for the initial Units is indicated on the Data and Execution Page of this Agreement and is payable upon signing of this agreement. Licensee shall pay PVI the Equipment Fee with respect to each Additional Unit to be delivered if any, within 30 days after receipt of invoice. Payments of Equipment Fees shall be non-refundable.

         3.3_ Revenue Split. As additional consideration of the licenses and rights granted by PVI to Licensee hereunder, Licensee shall pay to PVI a revenue split equal to the product of (i) the Revenues multiplied by (ii) the Revenue Split Fraction as indicated on the Data and Execution Page of this Agreement (the result of such multiplication is defined as the "Revenue Split").

         3.4_ Payments. All Revenue Split payments due hereunder shall be paid by Licensee quarterly, within 30 days following the end of each quarter in question. Each such payment shall be accompanied by a statement showing, for the subject quarter, the number of sales of Electronic Images, the amount of Revenues generated by such sales and the amount of Revenue Split due on such Revenues. Revenue Split payments not paid when due shall bear simple interest at the rate of one percent (1%) per month until paid. All monthly Territory Fees due hereunder shall be paid by Licensee within 15 days after the start of the month in which they become due. Without the prior written consent of PVI, Licensee shall not accept or solicit any non-monetary consideration in connection with the use of the L-VIS(TM) System other than as would be reflected in Revenues, except for commercially reasonable use for demonstrations to potential Advertisers.

         3.5_ Mode of Payment. Licensee shall make all payments to PVI required under this Agreement to an account maintained by PVI at Paine Webber & Company, Incorporated, or as otherwise directed by PVI from time to time. All payments shall be in United States Dollars. For each payment period and each currency, the payments due shall be calculated at the rate of exchange published in The Wall Street Journal, Eastern U.S. Edition, for the last business day of such payment period.

         3.6_ Records Retention. During the Term and for two additional years after each business year, Licensee shall keep complete and accurate records pertaining to Revenues to permit PVI to confirm the accuracy of all Revenue Split calculations hereunder.

         3.7_ Audit Request. During the Term and for two additional years after each business year, at the request of PVI, Licensee shall permit PVI or a reputable independent certified public accountant appointed by PVI to examine such records as may be necessary to support the correctness of any payment due or made to PVI by Licensee hereunder. Results of such examination shall be made available to Licensee.

         3.8_ Cost of Audit. PVI shall bear the full cost of any audit contemplated by Section 3.7 above, unless such audit discloses that payments made hereunder by Licensee to PVI for the audit period in question were more than 10% less than the amount of payments that should have been made. In such case, Licensee shall bear the full cost of such audit.

         3.9_ Taxes. If Licensee, in accordance with the laws of any country included within the Territory, is required to withhold any tax with respect to payments made or to be made by Licensee to PVI hereunder, such tax amount shall be deducted from the Revenue Split or other payment to be made by Licensee to PVI hereunder, and Licensee shall promptly notify and furnish PVI with copies of any tax certificate or other documentation evidencing such withholding. Licensee and PVI agree to cooperate with the other in claiming exemptions from deductions or withholdings under any agreement or treaty from time to time in effect. Licensee shall however, as a cost of business, pay or reimburse PVI for all sales, use, value added, excise, personal property or similar taxes which may be levied or imposed by any taxing authority in the Territory on the L-VIS(TM) System.

4.       LIMITED WARRANTY; INTELLECTUAL PROPERTY; DISCLAIMERS; EXCLUSIONS.

         4.1_     Limited Warranty.

                  (1) PVI represents and warrants that it has all necessary Trademarks, patent rights, copyrights and trade secrets, or has the right to grant licenses therefor, which comprise the L-VIS(TM) System, and which are necessary to grant the licenses for the L-VIS(TM) System as provided in this Agreement.

                  (2) PVI warrants that the Units will, during the Term, be free from defects and operate substantially in accordance with the Documentation, when operated as a unit with the intended software on the intended hardware and operating system environment. PVI does not warrant, however, the operation of the Units shall be uninterrupted or error free. This warranty shall not apply if errors or problems result from Licensee's negligence or improper use of the Units. Licensee shall notify PVI promptly in writing of any claim for any such failure to conform. If any Unit, or any part thereof, fails to perform in accordance with this warranty, Licensee's exclusive remedy, and PVI's sole obligation under this warranty, shall be limited to the correction or replacement, as soon as reasonably practicable, of such Unit or part thereof, which PVI determines to be the cause of an error.

         4.2_ Limitation of Warranty. THE LIMITED WARRANTY PROVIDED IN SECTION
4.1 HEREOF IS THE ONLY WARRANTY WITH RESPECT TO THE L-VIS(TM) SYSTEM AND THE UNITS. PVI DOES NOT MAKE, AND LICENSEE DOES NOT RECEIVE, ANY OTHER WARRANTY, EXPRESS OR IMPLIED, AND ALL OTHER WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE L-VIS(TM) SYSTEM OR ANY PORTION THEREOF, THE UNITS, THE DOCUMENTATION, OR ANY SERVICES FURNISHED UNDER THIS LICENSE AGREEMENT ARE EXPRESSLY EXCLUDED.

         4.3_ Intellectual Property; Indemnification.

                  (1) With respect to any claims of infringement in the Territory with respect to a patent or trade secret which embodies the L-VIS(TM) System or any portion thereof, PVI shall have the first right, but not the duty, to institute infringement actions against third parties. If PVI does not institute an infringement proceeding against an offending third party, Licensee shall have the right, but not the duty, to institute such an action, for the account and at the expense of PVI, provided that PVI shall have the right to assume control of any infringement proceeding instituted by Licensee by reimbursing Licensee for all of the costs and expenses incurred by Licensee in connection therewith.

                  (2) PVI shall defend, at its expense, any action brought against Licensee to the extent that such action is based on a claim that the use by Licensee of the L-VIS(TM) System, within the scope of this Agreement, infringes any patent, or copyright in the Territory, other than claims arising from Licensee's failure to obtain any Required Permissions.

                  (3) PVI shall indemnify Licensee from and against any costs, damages or fees incurred and finally awarded against Licensee in any action under this Section 4.3 which are attributable to claims that the use of the L-VIS(TM) System, within the scope of this Agreement, infringes any patent or copyright in the Territory, other than claims arising from Licensee's failure to obtain any Required Permissions. Licensee shall notify PVI promptly in writing of any such claim, and shall provide all available information, assistance and authority to enable PVI to defend, compromise or settle such claim.

                  (4) Except as otherwise provided for in this Section 4.3, the costs and expenses of any action under this Section 4.3 (including reasonable fees of attorneys and other professionals) shall be borne by the party instituting and maintaining, or defending, such action, as the case may be. If, however, the parties elect to cooperate in instituting and maintaining or defending such action, such costs and expenses shall be borne by the parties in such proportions as they may agree in writing. Each party shall execute all necessary and proper documents and take such actions as shall be appropriate to allow the other party to institute and maintain, or defend, such action, provided such other party has the right to do so under this Section 4.3. Any award paid by third parties as a result of any such action (whether by way of settlement or otherwise) shall be paid to the party who instituted and maintained, or defended, such action, as the case may be. If, however, both parties did so, then such award shall be allocated between the parties in proportion to their respective contributions to the costs and expenses incurred in such action, or as they may have otherwise agreed.

                  (5) In the event that the L-VIS(TM) System, or any part thereof, becomes, or in PVI's opinion is likely to become, the subject of a claim of infringement, PVI may: (i) procure for Licensee, at no cost to Licensee, the right to continue to use the L-VIS(TM) System, (ii) replace or modify the L-VIS(TM) System, at no cost to Licensee, to make the L-VIS(TM) System non-infringing, provided that the same functions are performed by the replaced or modified system, or (iii) if the right to continue to use cannot be reasonably procured or the L-VIS(TM) System cannot be reasonably replaced or modified, terminate this Agreement.

                  (6) THIS SECTION 4.3 STATES THE ENTIRE LIABILITY OF PVI WITH RESPECT TO INFRINGEMENT OF PATENTS, TRADE SECRETS OR COPYRIGHTS BY THE L-VIS(TM) SYSTEM OR ANY PORTION THEREOF, AND PVI SHALL HAVE NO ADDITIONAL LIABILITY WITH RESPECT TO ANY ALLEGED OR PROVEN INFRINGEMENT.

         4.4_ Exclusion and Disclaimer of Damages. IN ANY EVENT, PVI SHALL NOT HAVE ANY LIABILITY FOR INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, OR EXEMPLARY DAMAGES, INCLUDING, WITHOUT LIMITATION, LOSS OF ANTICIPATED REVENUE OR OTHER DAMAGES ARISING FROM THE LOSS OF USE OF THE L-VIS(TM) SYSTEM, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. PVI'S TOTAL LIABILITY FOR DAMAGES UNDER THIS AGREEMENT SHALL NOT IN ANY EVENT EXCEED THE TOTAL AMOUNT OF PAYMENTS RECEIVED BY PVI FROM LICENSEE UNDER THIS AGREEMENT, EXCEPT THAT THE FOREGOING SHALL NOT LIMIT PVI'S OBLIGATION TO PAY DOWN ALL COSTS INCURRED TO DEFEND LICENSEE AS PROVIDED IN SECTION 4.3.

5.       CONFIDENTIAL AND PROPRIETARY INFORMATION.

         5.1_ Confidential and Proprietary Information.

                  (1) Licensee acknowledges and agrees that the L-VIS(TM) System constitutes a valuable asset of PVI and that the information contained in the L-VIS(TM) System, and any other information that PVI has disclosed or discloses to Licensee prior to the date hereof or during the Term, as the case may be, which PVI indicated or indicates at the time of disclosure is confidential, is confidential and proprietary information of PVI (all such information collectively, the "Information"). Licensee agrees that during the Term and for a period of five years thereafter, it will not, without PVI's prior written consent, directly or indirectly (i) reveal, report, publish, disclose or transfer any Information to any Third Party or (ii) use any Information for any purpose or for the benefit of any Third Party, except as expressly authorized in this Agreement. Licensee shall make reasonable efforts to notify and inform its agents, representatives and employees who have access to the L-VIS(TM) System or any Information of Licensee's limitations, duties and obligations regarding nondisclosure and use of the Information. Licensee shall not, and shall not permit any agent, representative or employee to, remove any proprietary or other legends or restrictive notices contained in or included in any Information.

                  (2) The obligations imposed upon Licensee under Section 5.1(1) above shall not apply with respect to Information that has already been made public without breach of any obligation of the Licensee, or is made available generally by PVI to third parties without obligation of confidentiality or is independently obtained by Licensee from a Third Party without breach of the confidentiality obligation to PVI. If information is required to be disclosed in compliance with applicable laws or regulations or order by a court or other regulatory body having competent jurisdiction, and if Licensee is required to make any such disclosure of Information it will give reasonable advance notice of such disclosure requirement to PVI and will use its best efforts to secure confidential treatment of the Information required to be disclosed.

         5.2_ Specific Performance. Licensee acknowledges that monetary damages alone would not adequately compensate PVI in the event of a breach by Licensee of Sections 2.3 or 5 hereof, and that, in additional to all other remedies available to PVI at law or in equity, PVI shall be entitled to seek injunctive relief for the enforcement of its rights and to an seek an accounting of profits made during the period of any such breach.

6.       TERMINATION.

         6.1_ Expiration. Unless the Term is extended pursuant to Section 6.2 hereof, this Agreement shall terminate upon the Expiration Date set forth on the Data and Execution Page of the Agreement, or sooner in accordance with Section
6.3 hereof.

         6.2_ Extension. If this Agreement has not previously been terminated by PVI pursuant to Section 6.3 hereof, Licensee, if it desires to extend the term set forth in the Data and Execution Page, and provided that all Revenue Splits, other payments and fees due and owing to PVI from Licensee hereunder have been paid in full, shall provide written notice of same to PVI at least 180 days in advance of the current Expiration Date. PVI and Licensee shall then agree on the Minimum Revenue Split at least 60 days prior to the end of the Term. Following the giving of such notice and the agreement on the Minimum revenue Split, the then current Term shall automatically be extended for the period in duration set forth in the Data and Execution Page and the then current Expiration Date shall automatically be adjusted accordingly. In no event, however, shall any extension notice given by Licensee hereunder be effective or valid if, at the time of the giving of such notice and at the end of the then current Expiration Date, Licensee is in default of any material obligation under this Agreement.

         6.3_ Breach. Either party shall have the right to terminate this Agreement if the other party is in default of any material obligation hereunder and such default either is incapable of being cured or, if it can be cured, has not been cured by the defaulting party within 30 days after receipt of notice of such default (or, if such default cannot be cured within such 30-day period, if the party in default does not commence and diligently continue actions to cure such default during such 30-day period). Either party may regard the other party as being in default under this Agreement if the other party becomes insolvent, makes a general assignment for the benefit of creditors, suffers or permits the appointment of a receiver for its business or assets, or becomes subject to any proceeding under any bankruptcy or insolvency law, whether domestic or foreign, or has wound up or otherwise liquidated.

         6.4_ Effect of Termination. Upon the expiration or termination of this Agreement for any reason, Licensee shall immediately discontinue use of the L-VIS(TM) System and shall return all of the

Units and all Documentation to PVI at a location designated by PVI, F.O.B. Destination, freight prepaid, within five days after such expiration or termination. Licensee shall assume all risks of loss or damages until delivery at such location. Thereafter, Licensee shall retain no rights in or to the L-VIS(TM) System or the Documentation. In the event of termination of this Agreement for breach by any party, such termination shall be in addition to, and not in lieu of, any other remedies, at law or in equity, available to the non-defaulting party which are not inconsistent with the terms set forth in this Agreement.

         6.5_ Surviving Rights and Obligations. The parties' rights and obligations regarding insurance (Sections 2.4(2) and 2.9(2)), ownership (Section 2.12), trademarks (Section 2.14), revenue split payments and records (Sections
3.2 through Sections 3.9), limitations on remedies (Section 4), confidentiality and proprietary information (Section 5), termination (Section 6) and other miscellaneous rights (Section 7) shall survive the termination or expiration of this Agreement, shall be without prejudice to any rights which shall have accrued to the benefit of either party prior to the termination or expiration of this Agreement, and shall not relieve either party from the obligations which do expressly survive termination or expiration of this Agreement.

7.       MISCELLANEOUS.

         7.1_ Relationship. This Agreement shall not be construed as creating a partnership, joint venture, or employment relationship between the parties, and nothing contained herein shall be construed as causing either party to be the employee, agent or representative of the other. Neither party shall make any warranties or representations, or incur any obligations whatsoever, on behalf of or in the name of the other party.

         7.2_ Representations and Warranties. Each party hereby represents and warrants to the other as follows: (a) such party has the power to execute, deliver and perform this Agreement in accordance with its terms; (b) such party's execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated herein, have been duly authorized by all requisite corporate action on the part of such party and do not and will not violate any provision of law or other agreement to which such party is subject; (c) all governmental approvals required in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby have been obtained; and (d) this Agreement, when executed on behalf of such party, shall constitute the valid and legally binding obligation of such party, enforceable in accordance with its terms.

         7.3_ Non-Assignment. Except as set forth in Section 2.3, par (2), Licensee may not grant, assign, sublicense or otherwise convey this Agreement or any of its rights and obligations hereunder, in whole or in part, to any Third Party. Any purported assignment, transfer, sublicense or other conveyance shall be void.

         7.4_ Indemnification by Licensee. In additional to the specific remedies stated in this Agreement, Licensee shall indemnify and hold PVI harmless from and against any demands, claims, damages or liabilities resulting from or arising out of Licensee's breach of any of its obligations hereunder.

         7.5_ Force Majeure. Neither party shall be liable to the other for loss or damages or shall have any right to terminate this Agreement for any default or delay attributable to any act of force majeure, if the party affected shall give prompt notice of any such cause to the other party. Notwithstanding the foregoing, nothing in this Section 7.5 shall excuse or suspend the obligation to make any payment due hereunder in the manner and at the time provided prior to the act of force majeure in question.

         7.6_ Notices. All notices and communications required or permitted under this Agreement shall be in writing and delivered by any method providing for proof of delivery. Any notice shall be deemed to have been given on the date of receipt. Notices shall be delivered to a party at the address for such party as set forth on the Licensing Data and Execution Page (or at such other address for a party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof).

         7.7_ Waiver. No provision of this Agreement shall be waived by any act, omission or knowledge of a party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by the waiving party. The waiver by either party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach thereof.

         7.8_ Severability. The provisions of this Agreement are severable and if any one or more of these provisions is held to be invalid or unenforceable, in whole or in part, the remaining provisions and any partially enforceable provision shall be and remain binding and enforceable.

         7.9_ Further Actions. Each party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

         7.10_ Alternative Dispute Resolution. Any dispute arising out of or relating to any provisions of this Agreement shall be finally settled by arbitration to be held in New York, New York, under the auspices and then current Rules of Conciliation and Arbitration of the International Chamber of Commerce. Such arbitration shall be conducted by three arbitrators appointed according to said rules. Each party shall select one arbitrator, and these two arbitrators shall select the third arbitrator. All arbitrators shall speak English, and all documents and other evidence, as well as pleadings and arguments, shall be in English. Judgment upon any award rendered may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

         7.11_ Governing Law. The rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of New Jersey; provided, however, that any arbitration proceeding conducted pursuant to Section 7.10 shall be governed by the Federal Arbitration Act, Title 9, United States Code. All suits and/or appeals permitted under this Agreement shall be instituted and maintained only in a federal or state court located in the State of New Jersey. The parties hereby irrevocably submit to the exclusive jurisdiction of any New Jersey state or federal court sitting in the State of New Jersey for any action or proceeding arising out of or related to this Agreement. The parties also hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of any such action or proceeding.

         7.12_ Compliance with Law. Nothing in this Agreement shall be deemed to permit Licensee to export, re-export or otherwise transfer any unit without compliance with all applicable laws.

         7.13_ Additional Terms and Conditions. All additional terms and conditions agreed to by the parties hereto are set forth in Schedule D hereof.

         7.14_ Amendment. No amendment or modification of this Agreement shall be valid or effective unless made in writing and signed by the parties hereto.

         7.15_ Descriptive Headings. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

         7.16_ Counterparts. This Agreement and all of the attached Schedules may be executed simultaneously in two counterparts, either one of which need not contain the signature of more than one party but both such counterparts taken together shall constitute one and the same instrument.

         7.17_ Entire Agreement; English Original. This Agreement, including all of the attached Schedules, as may be amended from time to time, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether oral or written, between the parties respecting the subject matter hereof. The English original of this Agreement shall prevail over any translation hereof.

                           PRINCETON VIDEO IMAGE, INC.
                            SYSTEM LICENSE AGREEMENT

                                   SCHEDULE B
                              EQUIPMENT CERTIFICATE
                                       FOR
                                   INITIAL UNIT
                                  ADDITIONAL UNIT


Delivery Location: ____________
Description:

         One L-VIS(TM) System comprised of the following:


        Component                                                  Serial No.











ACCEPTED AND AGREED TO                           ACCEPTED AND AGREED TO
AS OF ______________, 199_                       AS OF ______________, 199_

PVI:                                             LICENSEE:

By:__________________________                    By:__________________________
Name:________________________                    Name:________________________
Title:_______________________                    Title:_______________________
Date:________________________                    Date:________________________

                                PRINCETON VIDEO
                                   IMAGE, INC.
                            SYSTEM LICENSE AGREEMENT

                                   SCHEDULE C
                            EQUIPMENT PRICING LISTING


             DESCRIPTION                                                PRICE













ACCEPTED AND AGREED TO                       ACCEPTED AND AGREED TO
AS OF ______________, 199_                   AS OF ______________, 199_

PVI:                                         LICENSEE:

By:__________________________                By:__________________________
Name:________________________                Name:________________________
Title:_______________________                Title:_______________________
Date:________________________                Date:________________________

                                PRINCETON VIDEO
                                   IMAGE, INC.
                            SYSTEM LICENSE AGREEMENT

                                   SCHEDULE D
                         ADDITIONAL TERMS AND CONDITIONS

The following changes and modifications are made to the Terms and Conditions of the System Licensing Agreement dated as of December 18, 1998 between the parties hereto:

1. Section 1.12 Revenues is amended to exclude from the definition of Revenues any value added tax paid to Licensee and any agency commissions paid by Licensee to Third Parties at the prescribed market rates.

         Section 3.3 Revenue Split is amended by adding the following paragraph to such section:
         [CONFIDENTIAL TREATMENT REQUESTED]






ACCEPTED AND AGREED TO                        ACCEPTED AND AGREED TO
AS OF December 18, 1998                       AS OF December 18, 1998

PVI:                                          LICENSEE:

By: /s/ Lawrence L. Epstein                   By:    /s/ Franco Barocas
   -------------------------------               ------------------------------
Name: Lawrence Epstein                        Name: Franco Barocas
     -----------------------------                 ----------------------------
Title:  VP Finance & CFO                      Title: MD
      ----------------------------                  ---------------------------

[PVI logo]

September 23, 1998


Sasani Limited
2 Johannesburg Road
Highlandds North Exit 6
2192
South Africa

Attention:  Franco Barocas

Dear Franco:

As agreed, this letter will serve as clarifying attachment to the PVI Affiliate Contract. The following points have been agreed to.

         1. As part of the contract, one L-VIS System will be supplied, Additional units will be available to Sasani at prices equal to those given to our most favored customers for like configurations.

         2. PVI will grant Sasani a n eight month option to contract for a second territory which will be the remainder of the African Continent. This will represent a separate contract with the same fee structure and terms and conditions.

         3. Except as discussed in the definition of Licensed Events, PVI will not allow other PVI Affiliates to operate in such a way that programming with insertions appears in the Territory either directly or through third parties.

         4. In the event the Affiliate develops business opportunities not addressed specifically by our agreement, the Affiliate may present the opportunities to PVI on a case by case basis for consideration. Final approval is required by PVI.

         5. In the event the South African Government or the individual television stations band together so that there is an official statutory or official regulatory ban against the insertion of virtual signage, the Affiliate has the right to discontinue the [CONFIDENTIAL TREATMENT REQUESTED] per month territory payment until the situation can be rectified or for one year, whichever comes first.

         6.       Affiliate may use the names PVI South Africa and PVI Africa.

         7. PVI warrants the L-VIS System will be compatible with the year 2000 date change.

         8. In the event of a technical problem with the L-VIS equipment not able to be repaired in 21 days, the Affiliate may discontinue the monthly territory fee until the system is repaired.


Agreed & Accepted:                       Date:    30/9/98
                                              ---------------------------------


/s/  Frank J. Brady                      /s/ Franco Barocas
--------------------------------         --------------------------------------
Frank J. Brady                           Sasani Limited
President, PVI International             on behalf of a subsidiary to be formed
                                         and incorporated, to which the rights
                                         and obligations of this agreement will
                                          be assigned


/s/ Lawrence L. Epstein
--------------------------------
Lawrence L. Epstein
VP/CFO, PVI

                                      D-1